Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-47019 and 333-102140 on Forms S-8 of Baxter International Inc. of our report dated June 19, 2015, appearing in this Annual Report on Form 11-K of Baxter International Inc. and Subsidiaries Incentive Investment Plan for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Crowe Horwath

Oak Brook, Illinois

June 19, 2015